Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact:
Jeffrey L. Rutherford
Chief Executive Officer
LESCO, Inc.
(216) 706-9250
LESCO ANNOUNCES MANAGEMENT TRANSITIONS AND SHARE REPURCHASE
— Jeffrey Rutherford Appointed Chief Executive Officer —
— Announces 1.5 Million Share Repurchase Plan —
CLEVELAND, Ohio — October 21, 2005 — LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced that effective October 20, 2005 the Board of Directors appointed Jeffrey L. Rutherford as its President and Chief Executive Officer and authorized the repurchase of up to 1.5 million common shares.
Repurchases under the Company’s share buy back program will be made in the open market or through privately negotiated transactions. The timing, manner and amount of repurchases will be based on the Company’s evaluation of market conditions, applicable legal requirements and other factors.
Mr. Rutherford replaces Michael DiMino, who resigned from his positions as President, CEO and Director. In addition, Bruce Thorn was named Chief Operating Officer, Michael Weisbarth Chief Financial Officer and Controller, and Kathleen Minahan General Counsel and Secretary. All of the promoted individuals previously held management positions within the organization.
J. Martin Erbaugh, Chairman of the Board of LESCO stated, “On behalf of the entire Board of Directors and Senior Management at LESCO, I would like to thank Michael DiMino for his contributions to LESCO over the past four years. With the sale of our supply chain assets, these management changes put the right team in place to drive our store-focused strategy.”
As announced on October 7, the Company completed the sale of its supply chain assets and consumable products inventory to Turf Care Supply Corp. (TCS). This transaction completes the transformation of LESCO that began in 2002, resulting in a streamlined operating model focused on the profitable expansion of its Service Centers and Stores-on-Wheels® vehicles networks. Ultimately, the Company expects to harvest $25 million in cash after settling all requirements associated with the transaction, including the accounts payable due to vendors for the inventory sold to TCS.
Mr. Erbaugh continued, “We are confident that Jeff and this senior team will successfully execute the Company’s strategy of operating and expanding the Company’s Service Centers and Stores-on-

Wheels initiatives. We believe the changes announced today will promote the strategic position of LESCO’s unique business franchise and lead to improved financial performance and enhanced shareholder value.”
Third quarter financial results will be reported on Wednesday, October 26, 2005 at 4:30 PM (Eastern) at which time the Company will address these management changes. The call will be webcast live over the Internet from the Company’s website at www.lesco.com under the webcast link located on the home page.
The live call can be accessed by dialing 1-866-761-0749, passcode 45528309. Participants should register at least fifteen minutes prior to the commencement of the call. The conference call will also include a question and answer session. Management’s slide presentation will be available for downloading beginning Wednesday, October 26, 2005 at 4:00 p.m. at LESCO’s web site, www.lesco.com.
About LESCO, Inc.
LESCO serves more than 130,000 customers worldwide, through 295 LESCO Service Center® locations, 111 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.LESCO.com.
Statements in this news release related to expected financial performance, and other statements that are not historical information, are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; the Company’s ability to transition quickly and effectively from a golf sales representative model to a Stores-on-Wheels model; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp.; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively manufacture, market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2004.

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